Mentor Corporation                                                  Coffin Communications Group
201 Mentor Drive                                                         15300 Ventura Blvd. Suite 303
Santa Barbara, CA 93111                                            Sherman Oaks, CA 91403
(805) 879-6082                                                           (818) 789-0100
Contact:  Christopher J. Conway, President                 Contact:  William F. Coffin, President

MENTOR REPORTS FIRST QUARTER RESULTS

SANTA BARBARA, California, July 30, 2003 -- Mentor Corporation today announced operating results for its first fiscal quarter ended June 30, 2003.

Net income was $16.0 million, or $0.33 per share, compared to $16.7 million, or $0.34 per share for the first quarter of fiscal 2003.

Sales for the quarter were $105.1 million, an increase of 8% from $97.7 million last year and a new record level.  Excluding foreign currency fluctuations, the increase would have been 1%.

Christopher J. Conway, Chairman and CEO of Mentor, stated "We are pleased with our first quarter results.  Despite a difficult year-over-year comparison, we achieved earnings in-line with expectations and the highest level for the past 12 months. First quarter of fiscal 2003 was especially strong due to a catch-up of demand that had been postponed after September 11th, 2001.  Our goal was to generate the same level of sales this year and we are encouraged that the growing demand in our international markets enabled the company to do even better."

Operating income of $22.5 million for the first quarter was slightly higher than last year, despite a 40% increase in R&D expenditures.  For the quarter, R&D spending rose to $7.5 million.  A decrease in interest and investment income, combined with a higher effective tax rate, brought net income below last year's level.  Foreign currency fluctuations had a negligible effect on income.

All three of Mentor's major market segments, aesthetic surgery, surgical urology and clinical and consumer healthcare, grew from the exceptionally strong first quarter of fiscal 2003.

Aesthetic surgery sales reached a record level of $55.5 million, an increase of 3%. This market was primarily driven by world-wide breast implant sales, which were over $50 million and reached a new high.

Surgical urology sales increased by 7% overall, driven by strong growth overseas.

Clinical and consumer healthcare sales grew 21%, also driven primarily by international sales.

"International sales now account for 40% of Mentor's total business," Conway said.  "I am very pleased with the outstanding growth of our business in Europe and the excellent performance of Mentor's employees overseas.

"Our financial position remains strong," Conway said.  "As of June 30, 2003, we had $428 million in assets, $125 million in cash and marketable securities, and no significant debt.  We believe that we are well-positioned to accelerate Mentor's product development and market expansion efforts, as well as augment our growth with further strategic acquisitions.  We are looking forward to another good year and maintain our 15% target growth rates for fiscal 2004 revenue and earnings."

Mentor shares are currently traded on the NASDAQ under the symbol MNTR.  On August 5th, Mentor shares will begin trading on the New York Stock Exchange under the symbol MNT.

Mentor Corporation has scheduled a conference call today regarding this announcement.  Those interested in listening to a recording of the call may dial (800) 839-6713 {pass code: 5746403} at 6:00 p.m. ET today until Midnight ET, August 18, 2003.  You may also listen to the live webcast at 5:00 p.m. ET today or the archived call at www.mentorcorp.com, Investor Relations site under "Conference Calls."

About Mentor Corporation

 Mentor Corporation develops and manufactures specialized medical products, which it markets throughout the world.  This release contains, in addition to historical information, forward-looking statements.  Such statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements.  Factors that may cause such a difference include, but are not limited to, those described in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2003.

MENTOR CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
	Three months ended June 30,
	2003	2002

NET SALES	$ 105,106	$ 97,677

COSTS AND EXPENSES

Cost of sales	39,373	38,245
Selling, general and administrative expense,	35,679	31,885
Research and development	7,543	5,374
	-	-
	82,595	75,504

OPERATING INCOME	22,511	22,173

Interest (expense)	(161)	(301)
Interest income	396	560
Other income (expense)	676	1,047

INCOME BEFORE INCOME TAXES	23,422	23,479

Income taxes	7,389	6,730
NET INCOME	$ 16,033	$ 16,749

Earnings per share
Basic Earnings per Share	$ 0.35	$ 0.36
Diluted Earnings per Share	$ 0.33	$ 0.34
Dividends	$ 0.02	$ 0.015

Shares outstanding - basic	46,386	47,068
Shares outstanding - diluted	48,346	49,360

Sales by Principal Product Line
(in thousands)	For the 3 months ended June 30,
	2003	2002	% Growth

Aesthetics and General Surgery Products	$ 55,503	$ 53,680	3.4%
Surgical Urology Products	28,089	26,242	7.0%
Clinical & Consumer Healthcare Products	21,514	17,755	21.2%
Total Sales	$ 105,106	$ 97,677	7.6%

MENTOR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

ASSETS	June 30, 2003	March 31, 2003
Current assets:
Cash and marketable securities	$ 111,544	$ 106,024
Accounts receivable, net	85,690	79,784
Inventories	63,469	61,269
Deferred income taxes	16,024	15,253
Prepaid expenses and other	12,153	10,858
Total current assets	288,880	273,188

Property, plant and equipment, net	71,766	68,671
Intangibles, net of amortization	36,048	35,570
Goodwill, net of amortization	17,124	16,520
Long-term marketable securities	13,867	3,862

Other assets	490	277
Total assets	$ 428,175	$ 398,088

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities	$ 108,869	$ 105,192
Long-term deferred income taxes	2,316	2,216
Long-term liabilities	14,400	13,970
Shareholders' equity	302,590	276,710
	$ 428,175	$ 398,088

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